CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 108 to Registration Statement No. 033-19338 on Form N-1A of AIM Investment Funds (Invesco Investment Funds) (the “Registration Statement”) of our report dated December 28, 2009 relating to the financial statements and financial highlights of Morgan Stanley Pacific Growth Fund (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2009.
We also consent to the reference to us under the caption “Financial Highlights” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York
December 22, 2010